Exhibit 99.1

FOR IMMEDIATE RELEASE

This Press Release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein are subject to certain factors that could cause actual results to differ materially from those reflected in the forward looking statements. Such factors include, but are not limited to, those discussed in the Company’s Report on Form 10-K for the year ended December 31, 2003, Reports on Form 8-K dated April 15, 2004 and August 19, 2004, and Reports on Form 10-Q for the Quarterly Periods ended March 28 and June 27, 2004, filed with the U.S. Securities and Exchange Commission.

For more information:

Edmond Tseng, Chairman

OSE USA, Inc.

2223 Old Oakland Road, San Jose CA 95131-1402, Tel. (408) 383-0818

San Jose, CA, October 1, 2004 – OSE- USA, Inc. (OTC-BB: OSEE), announced today the resignation of Donald W. Brooks from the Company’s Board of Directors. Mr. Brooks’ resignation was for personal reasons and not because of any disagreement with the Company, known to any of its executive officers, relating to the Company’s operations, policies or practices.

Mr. Brooks, who is chairman of KLM Capital Group, has been a member of the Board of Directors since April 1999, and has served as a representative of the Company’s Series A Preferred, Series B Preferred and Common Stock. In his written letter of resignation addressed to Company Chairman Edmond Tseng, Mr. Brooks stated: “It has been an honor to serve on the board over the past years, and I thank you for your consideration and understanding.”

The Company has no immediate plans to add a new member to the Board of Directors to replace Mr. Brooks.

Founded in 1992, OSE USA has been the nation’s leading onshore advanced technology IC packaging foundry. In May 1999, Orient Semiconductor Electronics, Ltd., one of Taiwan’s top IC assembly and packaging services companies, acquired a controlling interest, boosting its US expansion efforts. The Company discontinued manufacturing operations in 2003 in order to concentrate on the distribution segment of the market.

For more information about OSE USA and affiliated companies, visit www.ose.com.tw.